                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

     Date of report (Date of earliest event reported)    December 14, 2000
                      ------------------------------------

                            STAR GAS PARTNERS, L.P.
                      ------------------------------------
             (Exact name of registrant as specified in its charter)



        Delaware                      33-98490               06-1437793
--------------------------------------------------------------------------------
(State or other jurisdiction    (Commission File Number)    (IRS Employer
   of incorporation)                                       Identification No.)

  2187 Atlantic Street, Stamford, CT                            06902
--------------------------------------------------------------------------------
        (Address of principal  executive offices)  (Zip Code)


       Registrant's telephone number, including area code  (203) 328-7300
                      ------------------------------------


                                 Not Applicable
--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)

Item 5.  Other Events

Star Gas Partners, L.P. a Delaware partnership (the "Reporting Person") is filing pursuant to this Form 8-K the following historical press releases:

          (i) Star Gas Partners, L.P. Reports Fiscal 2000 Year-End And Fourth Quarter Results And Completion Of Seven Acquisitions (Released December 14,
2000);

          (ii) Star Gas Partners, L.P. Reports Record Q1 FY'01 Earnings Announces Significant Increase In Senior Subordinated Unit Distribution And Declares Regular Common Unit Distribution (Released January 18, 2001).

FOR IMMEDIATE RELEASE

STAR GAS PARTNERS, L.P. REPORTS FISCAL 2000 YEAR-END AND FOURTH QUARTER RESULTS
                     AND COMPLETION OF SEVEN ACQUISITIONS

STAMFORD, CT (December 14, 2000) -- Star Gas Partners, L.P. ("Star") (NYSE: SGU,
SGH), a diversified home energy distributor and services provider - specializing in heating oil, propane, electricity and natural gas, today reported results for fiscal 2000 and the quarter ended September 30, 2000. The Partnership also announced the completion of seven acquisitions since October 1, 2000, the beginning of its 2001 fiscal year.

For the fiscal year ended September 30, 2000, compared to fiscal 1999 on a pro forma basis, which includes the acquisition of Petroleum Heat and Power Co., Inc. ("Petro") for a full year in fiscal 1999, Star's EBITDA increased approximately 19% to $66.2 million, from $55.9 million in the year-ago period. Net income for fiscal 2000 increased $.09 per unit to $.07 per unit, compared to a $.02 per unit loss in fiscal 1999. These results were achieved despite weather that was approximately the same as the prior year and 10% warmer than normal, and a $2.2 million increase in fourth quarter marketing costs - which resulted in an increase of 30,000 customers to the Partnership's account base.

Star's performance reflects significant improvements in both the heating oil and propane divisions resulting from: a) the contributions from 20 acquisitions made in fiscal years 1999 and 2000; b) significant operational improvements including a reduction in base Partnership operating costs at the propane division and the organic growth in the heating oil business's customer base; c) an approximate 6% increase in gross profit margin despite higher energy costs; and, d) the sale of additional appliances and other services to both the Partnership's customers as well as the general consuming public.

The fiscal 2000 fourth quarter ended September 30 is a non-heating season period in which the Partnership traditionally experiences EBITDA and net losses. Despite the Partnership's larger size, which should have increased those summer losses, EBITDA for the fiscal 2000 fourth quarter was virtually the same $20.3 million loss as experienced during the comparable fiscal 1999 period. For the quarter, the propane division's EBITDA improved 45%, primarily due to a significant reduction in base business operating expenses and a 3.0c per gallon gross profit margin improvement. The heating oil division base business EBITDA improved approximately 10%, due both to its new products and services initiatives, as well as improved gross profit margins. This was offset, however, by the off-season quarterly impact of acquisitions and approximately $1.2 million of marketing expenses associated with adding approximately 4,000 heating oil customers during the quarter. Star's fourth quarter net loss, excluding deferred income tax benefits, improved $.09 per unit to a loss of $1.95, compared to a $2.04 per unit loss in the same period in fiscal 1999.
This resulted from a larger number of units offsetting a quarterly net loss associated with the Partnership's larger size as well as $1.1 million of TG&E (Total Gas & Electric) marketing expenses associated with adding 25,000 natural gas and electricity customers during the period.

Since October 1, 2000, Star has completed the purchase of seven propane and heating oil companies representing 16,350 new customers and 17.4 million gallons of annual volume. The combined purchase price of the distributorships was $15.6 million. Included in these seven companies were three Long Island, NY heating oil distributorships, Greco Brothers Fuel Corp., Park Ave, and Wm Rella & Sons, whose contract signings were previously announced. A fourth heating oil company, Sunrise Oil Co., Inc. of Plainview, Long Island, was purchased on November 28, 2000. Star's propane division acquired three companies during this period, including the already announced purchase of Blufton Propane, as well as Johnson Propane of New Hampshire and Lagasco Enterprises Inc. located in Manistique, Michigan.

In commenting on Star's strong operating performance, Chairman Irik P. Sevin, noted: "This past year was one of the best in Star's history. Not only did the Partnership post very strong financial results, but it did so under very difficult conditions caused by abnormally warm weather and high energy prices. We are especially pleased that as a result of the divisions' operating excellence Star's improved gross profit margins did not impact our customer base or our internal marketing efforts. In fact, we are extremely excited that Petro's customer base achieved organic growth this past year versus historic attrition.

"While the financial results are very gratifying, of equal importance were the following events:

1) Star's acquisition program continues to be very active. In fiscal 2000, the Partnership purchased 14 distributorships, adding 50,000 new customers and approximately 40 million gallons of annual volume. Star has now acquired 21 distributorships representing 57 million gallons, and a 13% volume increase, since the beginning of fiscal 2000. While we are very excited with this level of activity, it was especially pleasing that it was accomplished in a disciplined manner within well-defined purchase price parameters. While Star's acquisition team and reputation were the primary factors accountable for our ability to acquire so many heating oil and propane distributorships, we believe that another element was the increasingly difficult operating environment for smaller, less well capitalized distributors as a result of higher energy prices and volatile weather;

2) Since the beginning of fiscal 2000, Star has successfully completed two common unit public offerings providing the Partnership with $46.0 million of additional equity. We are pleased that both of these transactions were completed without impacting the value of outstanding units while enabling Star to maintain a balanced capital structure to finance its growth initiatives and positioning it well should credit market conditions become more stringent;

3) Star's Distributable Cash Flow (DCF), excluding the effect of acquisitions made during the year, increased approximately 25% to $2.12 per unit in fiscal 2000, from $1.71 per unit the prior year. The highly seasonal nature of Star's business suggests that acquisitions made after the heating season can distort the measurement of the financial performance in the year in which they are made. As a result, they have been excluded from this DCF calculation. We consider the $2.12 per unit to be very attractive, not only in comparison to the prior year but especially so given this year's warm weather;

4) We began to see some meaningful results from our efforts in fiscal 2000 to capitalize upon Star's close, service-based relationship with its approximate 700,000 customers. The propane division's water conditioning efforts achieved solid results, and Petro's air conditioning marketing initiative suggest the possibility of a larger opportunity than originally contemplated; and,

5) Star's purchase of a 72.7% controlling interest in TG&E in April 2000 has positioned the Partnership to participate in the expanding deregulated energy markets. We are pleased with the continued growth of that division, and the progress made in instituting the necessary policies and procedures at that operation."

Mr. Sevin, added, "We are extremely pleased that the Partnership has benefited from the combination of Star's propane and Petro's heating oil businesses. This has given us the advantages of a larger operational size and account base, as well as providing the Partnership with two complementary, although independent, sources of income and growth."

Star Gas Partners, L.P., is a leading distributor of home heating oil, propane and deregulated natural gas and electricity. Through its wholly owned Petro subsidiary, Star is the nation's largest retail distributor of home heating oil, serving approximately 370,000 customers in the Northeast and Mid-Atlantic. Star is the nation's seventh largest retail propane distributor, serving approximately 200,000 customers throughout the Midwest and Northeast. Star owns a controlling 72.7% interest in Total Gas and Electric, which sells natural gas and electricity to approximately 110,000 customers in the Northeast and Mid Atlantic.

This news announcement contains certain forward-looking information that is subject to certain risks and uncertainties as indicated from time to time in the Partnership's 10-K, 10-Q, 8-K and other filings with the Securities and Exchange Commission. Included risks and uncertainties are the effects of the weather on the Partnership's financial results, competitive and propane and heating oil pricing pressures and other factors impacting the propane, home heating oil, natural gas and electricity distribution industries. (Financial tables follow)

                    STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands)

                                                           Twelve Months Ended
                                                              September 30,
                                                   ----------------------------------
                                                                          (unaudited)
                                                     2000        1999         1999
                                                    Actual     Actual      Pro Forma(1)
                                                   ---------   ---------   ----------
Sales                                               $744,664    $224,020     $518,104
Costs and expenses:
  Cost of sales                                      501,589     131,649      301,618
  Operating expenses                                 176,867      98,123      160,631
  Depreciation and amortization                       34,708      22,713       32,750
  TG & E customer acquisition expense                  2,082           -            -
  Unit compensation expense                              649           -            -
  Net gain (loss) on sales of assets                     143         (83)         (63)
                                                    --------    --------     --------
          Operating income (loss)                     28,912     (28,548)      23,042
Interest expense, net                                 26,784      15,435       22,621
Amortization of debt discount                            534         347          468
                                                    --------    --------     --------
Income (loss) before income taxes and                  1,594     (44,330)         (47)
  minority interest
Minority interest in net loss of TG & E                  251           -            -
Income tax expense (benefit)                             492     (14,780)         356
                                                    --------    --------     --------
          Net income (loss)                         $  1,353    $(29,550)    $   (403)
                                                    ========    ========     ========

General Partners' interest in net income (loss)     $     24    $   (587)    $     (8)
                                                    --------    --------     --------

Limited Partners' interest in net income (loss)     $  1,329    $(28,963)    $   (395)
                                                    ========    ========     ========

Basic and diluted net income (loss) per
                                                    $   0.07    $  (2.53)    $  (0.02)
  Limited partner unit                              ========    ========     ========

Weighted average number of
  Limited Partner units outstanding                   18,288      11,447       16,074

Supplementary Unaudited Data:
  Retail propane gallons sold                        107,557      99,457       99,457
  Home heating oil gallons sold                      345,684      74,039      339,107

Distributable Cash Flow:
  EBITDA(2)                                         $ 66,208    $ (5,752)    $ 55,855
  Less Interest expense, net                         (26,784)    (15,435)     (22,621)
         Maintenance capital expenditures             (3,729)     (3,922)      (5,036)
         Current income taxes                           (492)       (166)        (356)
                                                    --------    --------     --------
Distributable Cash Flow                             $ 35,203    $(25,275)    $ 27,842
                                                    ========    ========     ========

(1) Pro forma for the effects of the acquisition of Petroleum Heat and Power Co., Inc. on March 26, 1999 and the issuance of an additional 9.5 million common shares, including the partial exercise of the over-allotment option. For a complete description of this transaction, see page 31 of the partnership's prospectus as filed on March 23, 1999 with the Securities and Exchange Commission.

(2) EBITDA is defined as operating income (loss) plus depreciation and amortization, TG & E customer acquisition expense and unit compensation expense, less net gain (loss) on sales of assets. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution.

                      (Q4 Statement of Operations follows)

                    STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands)
                                  (unaudited)

                                                                                          Three Months Ended
                                                                                             September 30,
                                                                                  -----------------------------------
                                                                                      2000                      1999
                                                                                     Actual                    Actual
                                                                                  ---------                 ---------
Sales                                                                             $105,920                  $ 62,590
Costs and expenses:
  Cost of sales                                                                     84,665                    46,527
  Operating expenses                                                                41,531                    36,450
  Depreciation and amortization                                                      9,261                     8,224
  TG & E customer acquisition expense                                                1,150                         -
  Unit compensation expense                                                             50                         -
  Net gain (loss) on sales of assets                                                    87                        13
                                                                                  --------                  --------
          Operating loss                                                           (30,650)                  (28,598)
Interest expense, net                                                                6,803                     5,675
Amortization of debt discount                                                          136                       129
                                                                                  --------                  --------
Loss before income taxes                                                           (37,589)                  (34,402)
Income tax expense (benefit)                                                           119                    (9,456)
                                                                                  --------                  --------
          Net loss                                                                $(37,708)                 $(24,946)
                                                                                  ========                  ========
General Partners' interest in net loss                                            $   (667)                 $   (495)
                                                                                  --------                  --------

Limited Partners' interest in net loss                                            $(37,041)                 $(24,451)
                                                                                  ========                  ========
Basic and diluted net loss per
                                                                                    $(1.95)                 $  (1.47)
  Limited partner unit                                                            ========                  ========

Weighted average number of
  Limited Partner units outstanding                                                 18,977                    16,581

Supplementary Data:
  Retail propane gallons sold                                                       16,469                    14,533
  Home heating oil gallons sold                                                     26,558                    22,179

Distributable Cash Flow:
  EBITDA(3)                                                                       $(20,276)                 $(20,387)
  Less Interest expense, net                                                        (6,803)                   (5,675)
         Maintenance capital expenditures                                           (1,267)                   (1,440)
         Current income taxes                                                         (119)                     (122)
                                                                                  --------                  --------
Distributable Cash Flow                                                           $(28,465)                 $(27,624)
                                                                                  ========                  ========

(3) EBITDA is defined as operating income (loss) plus depreciation and amortization, TG & E customer acquisition expense and unit compensation expense, less net gain (loss) on sales of assets. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution.

FOR IMMEDIATE RELEASE

            STAR GAS PARTNERS, L.P. REPORTS RECORD Q1 FY'01 EARNINGS

  ANNOUNCES SIGNIFICANT INCREASE IN SENIOR SUBORDINATED UNIT DISTRIBUTION AND
                   DECLARES REGULAR COMMON UNIT DISTRIBUTION

STAMFORD, CT (January 18, 2001) -- Star Gas Partners, L.P. ("Star") (NYSE: SGU,
SGH), a diversified home energy distributor and services provider - specializing in heating oil, propane, electricity and natural gas, today reported record results for the quarter ended December 31, 2000 and declared its $0.575 per unit minimum Quarterly Distribution on all Units for the quarter ended December 31, 2000. This has the effect of increasing its quarterly distribution on its Senior Subordinated Units (SGH) from $0.25 per unit to $0.575 per unit, commencing distributions at that level on its Junior Subordinated and General Partner Units while maintaining its regular quarterly distribution on its common units (SGU). The distribution on all units will be payable on February 14, 2001 to Unitholders of record on February 5, 2001.

For the fiscal 2001 first quarter ended December 31, 2000, Star's EBITDA increased approximately 47% to $36.0 million, from $24.5 million in the year-ago period. Net income per unit for the first fiscal quarter increased 64% to $0.87 per unit, from $0.53 per unit in fiscal 2000. As a result of this performance, Star's Distributable Cash Flow for the twelve months ended December 31, 2000 was $44.5 million, or $2.30 per unit on all outstanding units.

Star's performance benefited from the contribution made by the Partnership's 22 acquisitions in fiscal 2000 and 2001, and 11% colder than normal weather during the December 31, 2000 quarter. Also contributing to this performance was a slight improvement in gross profit margins, despite higher energy costs, and the Partnership's heating oil division customer base organic growth. Calendar year 2000 results were achieved during a period that had relatively normal weather as the colder temperatures during this past quarter virtually offset last winter's warm conditions.

During the first quarter of fiscal year 2001, Star purchased eight propane and heating oil companies for an aggregate purchase price of $16.9 million. These acquisitions represent 17,600 new customers and 18.5 million gallons of annual volume.

In commenting on Star's record performance, Chairman, Irik P. Sevin, indicated:
"We are very gratified with these results which demonstrate the Partnership's earnings potential when it is not impacted by exceptionally warm temperatures. I view this performance as the result of three basic factors: a) Star's active acquisition program which has not only grown the Partnership's size, but has done so in a disciplined and profitable manner; b) the significant attention and resources Star has devoted to developing an organization focused on operating excellence and customer satisfaction; and, c) structuring the Partnership to perform well even under warmer than normal temperatures, enabling it to realize significant benefits from colder weather."

Mr. Sevin, continued: "These efforts have enabled Star to commence full distributions to all its Senior and Junior Subordinated Unitholders, and provide our Common Unitholders with a 1.2x coverage on their Minimum Quarterly Distribution.

1. "While these financial results are gratifying, we are also pleased with the Partnership's initial success in selling additional rationally related products and services, especially air conditioning and water conditioning, to its approximately 700,000 customers. In addition, we all are very satisfied with the benefits that have accrued to the Partnership from the combination of Star's propane and Petro's heating oil businesses. This has given the Partnership two complementary, although independent, sources of income and growth, as well as the advantages of a larger operational size and account base."

Star Gas Partners, L.P., is a leading distributor of home heating oil, propane and deregulated natural gas and electricity serving approximately 705,000 customers. Through its wholly owned Petro subsidiary, Star is the nation's largest retail distributor of home heating oil, serving approximately 385,000 customers in the Northeast and Mid-Atlantic. Star is the nation's seventh largest retail propane distributor, serving approximately 210,000 customers throughout the Midwest and Northeast. Star owns a controlling 72.7% interest in Total Gas and Electric, which sells natural gas and electricity to approximately 110,000 customers in the Northeast and Mid Atlantic.

This news announcement contains certain forward-looking information that is subject to certain risks and uncertainties as indicated from time to time in the Partnership's 10-K, 10-Q, 8-K and other filings with the Securities and Exchange Commission. Included risks and uncertainties are the effects of the weather on the Partnership's financial results, competitive and propane and heating oil pricing pressures and other factors impacting the propane, home heating oil, natural gas and electricity distribution industries.

       (financial table follows)STAR GAS PARTNERS, L.P. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands)
                                  (unaudited)

                                                                                          Three Months Ended
                                                                                             December 31,
                                                                                  ---------------------------------
                                                                                    2000                      1999
                                                                                   Actual                    Actual
                                                                                   ------                    ------
Sales                                                                             $323,504                  $186,886
Costs and expenses:
  Cost of sales                                                                    231,302                   117,431
  Operating expenses                                                                56,227                    44,983
  Depreciation and amortization                                                      9,647                     8,404
  TG & E customer acquisition expense                                                  653                         -
  Unit compensation expense                                                            500                         -
  Net gain on sales of assets                                                           11                        12
                                                                                  --------                  --------
          Operating income                                                          25,186                    16,080
Interest expense, net                                                                8,117                     6,473
Amortization of debt discount                                                          145                       129
                                                                                  --------                  --------
Income before income taxes and cumulative change in
  accounting principle                                                              16,924                     9,478
Income tax expense                                                                     716                       113
Cumulative change in accounting principle for adoption
                                                                                  --------                  --------
  of SFAS #133, net of income taxes                                                 (1,466)                        -
                                                                                  --------                  --------
          Net income                                                              $ 17,674                  $  9,365
                                                                                  ========                  ========

General Partners' interest in net income                                          $    283                  $    174
                                                                                  --------                  --------

Limited Partners' interest in net income                                          $ 17,391                  $  9,191
                                                                                  ========                  ========

Basic net income per limited partner unit                                            $0.87                     $0.53
                                                                                  ========                  ========
Diluted net income per limited partner unit                                          $0.86                     $0.53
                                                                                  ========                  ========

Weighted average number of
  Limited Partner units outstanding:
       Basic                                                                        20,073                    17,200
       Diluted                                                                      20,186                    17,200

Supplementary Data:
  Retail propane gallons sold                                                       44,164                    32,109
  Home heating oil gallons sold                                                    130,759                   103,968

Distributable Cash Flow:
  EBITDA(4)                                                                       $ 35,975                  $ 24,472
  Less Interest expense, net                                                        (8,117)                   (6,473)
         Maintenance capital expenditures                                             (680)                     (760)
         Current income taxes                                                         (716)                     (113)
                                                                                  --------                  --------
Distributable Cash Flow                                                           $ 26,462                  $ 17,126
                                                                                  ========                  ========

(4) EBITDA is defined as operating income (loss) plus depreciation and amortization, TG & E customer acquisition expense and unit compensation expense, less net gain (loss) on sales of assets. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Star Gas Partners, L.P.

By:  Star Gas LLC (General Partner)




SIGNATURE                          TITLE          DATE

/s/ Irik P. Sevin                  Chairman of the Board and  January 18, 2001
-----------------                  Chief Executive Officer
Irik P. Sevin                      Star Gas LLC
                                   (Principal Executive Officer)